Exhibit 10.2

INTERIM MANAGEMENT AGREEMENT

THIS AGREEMENT ("Agreement") is entered into this 13th day of October, 2011, effective as of October 1, 2011 by and among CAPSALUS CORP., a Nevada corporation with its principal place of business at 2675 Paces Ferry Road, Atlanta, GA 30339 ("Purchaser"), GENELINK, INC., a Pennsylvania corporation with its principal place of business at 317 Wekiva Springs Road, Suite 200, Longwood, FL 32779 ("GeneLink") and GENEWIZE LIFE SCIENCES, INC., a Delaware corporation with its principal place of business at 317 Wekiva Springs Road, Suite 200, Longwood, FL 32779 (the "Company") (Purchaser, GeneLink, and the Company are hereinafter collectively referred to as the "Parties"). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement (as hereinafter defined).

WHEREAS, the Parties have entered into that certain stock purchase agreement of even date herewith (the "Stock Purchase Agreement") pursuant to which, among other things, GeneLink agrees to sell to Purchaser 100% of the issued and outstanding stock of the Company ("Transaction");

WHEREAS, the Parties have agreed that time is of the essence in the closing of the Transaction (the "Closing") and the Parties have agreed to proceed towards the Closing in a diligent and efficient manner during the period commencing with the date hereof and ending with the date of the Closing or the termination of this Agreement (the "Interim Period");

WHEREAS, the Parties desire to facilitate the pending Transaction and wish for Purchaser to assist with the management and operations of the Company as soon as practicable;

WHEREAS, the Company is engaged in the business of multi-level marketing of customized genetically-based nutritional and skin care products (the "Business");

WHEREAS, this Agreement is not intended to create a third-party beneficiary contract, nor is it intended to benefit any parties other than the parties to this Agreement;

WHEREAS, the Parties believe that it is in their mutual best interests for Purchaser to have the opportunity to work with the Company's present management prior to the Closing and to establish terms and conditions for the operation by Purchaser of the Company's Business during the Interim Period, as set forth herein;

WHEREAS, it is intended that the Purchaser will receive compensation for the services described herein equal to all profits earned by the Company, beginning October 1, 2011 and ending as of the Closing; and

WHEREAS, Purchaser has agreed to dedicate time and management resources to the Company during the Interim Period (the "Management Support").

NOW THEREFORE, it is agreed that the Parties enter into this Agreement upon the following terms and conditions:

Section 1. Management of the Company and the Business. As part of the Management Support, Purchaser will assume all management responsibilities and control of all assets and liabilities of the Company and the Business. During the Interim Period, the Company's current management will remain substantially in place, but will act under the direction of Purchaser, or Purchaser's duly authorized representative. Purchaser will act in the best interests of the Company at Purchaser's discretion and in a manner consistent with practices in the industry at all times during the course of this Agreement, subject to the Licensing and Distribution Agreement between the Gene Elite and GeneLink and subject to Purchaser's good faith business judgment. During the Interim Period, Purchaser shall provide oversight and management support to the Company pursuant to the terms of this Agreement.

Section 2. Marketing, Advertising and Promotional Materials. Notwithstanding anything in this Agreement to the contrary, GeneLink shall have the right at anytime during the Interim Period to revise, amend or otherwise modify any existing advertising, promotional, marketing or similar materials used by the Company or otherwise in connection with the Company's business (the "Marketing Materials"); provided, however, that in the event GeneLink shall require such changes, unless such revisions, amendments or modifications are (a) required by any regulatory agency having jurisdiction over these matters, (b) made by GeneLink as a result of GeneLink's reasonable belief that such revisions or amendments are necessary or advisable in order to better comply with the applicable regulatory environment or (c) made as a result of any changes to the Marketing Materials made after the effective date of this Agreement and not approved in advance by GeneLink, GeneLink shall pay for the direct out of pocket third party costs incurred by GeneWize in connection with such revisions, amendments or modifications. In such event, Purchaser shall cause the Company to immediately use such modified Marketing Materials and to immediately cease using any previous Marketing Materials that have been so revised, amended or modified. During the Interim Period, before causing or allowing the Company to use any Marketing Materials other than those approved in writing to GeneLink as of the date of this Agreement, the Purchaser shall submit to GeneLink, for its approval, free of charge, proposed Marketing Materials and promotional and publicity copy, finished artwork for tags, labels, packaging and the like, web pages and web sites, and all printed, video, audio and electronic materials of any kind proposed to be used by or through the Company in connection with the advertisement, marketing, distribution and sale of products or otherwise in connection with the Company's business. No such materials shall be used or released prior to Licensee's receipt of GeneLink's written approval, which approval shall be at GeneLink's sole discretion. After obtaining GeneLink's approval of any such materials, the Company may use such materials in the ordinary course. After any such materials have been approved by GeneLink, the Company shall not depart therefrom without the prior written approval of GeneLink. If GeneLink should disapprove in writing any such materials, then Purchaser shall cause the Company not to use such materials. If the Company materially alters or changes any such materials after GeneLink has approved of it, then the Company may not use or permit the same to be used in any manner unless and until GeneLink has expressly approved the altered or changed materials in writing.

Section 3. Purchaser Time Commitment. Purchaser shall devote that amount of time that is necessary in Purchaser's good faith business judgment to conduct the affairs of the Business of the Company and to attend to all matters concomitant to the Business of the Company.

Section 4. Business Associations; Contracts.

 (a) Purchaser will, subject to its good faith business judgment, maintain all of the Company's current business relationships, including those relationships with the Company's current independent marketing affiliates, customers, manufacturers, distributors, producers, vendors, creditors, and all other associates or affiliates of the Company, and Purchaser will continue to operate the Business of the Company in its ordinary course of business with its associates and affiliates; provided, however, that Purchaser's employees and representatives will not meet or otherwise communicate directly with the Company's customers and vendors except as a representative of the Company, and generally will direct the Company's employees in connection with such meetings and other communication, provided further, that Purchaser may communicate (concerning Purchaser's business) directly with such customers and/or vendors who are also currently customers and/or vendors of Purchaser or its Affiliates.

(b) Subject to the limitations imposed in Section 6 below, the Purchaser may cause the Company to enter into a transaction or agreement with Purchaser or its Affiliates, which transaction or agreement shall be on terms no less advantageous to the Company than would be obtained in an arms length transaction, provided that if the transaction or agreement causes the Company to suffer a loss, the Purchaser or its affiliates shall pay to the Company a fee to cover the Company's costs and expenses incurred as a result of such transaction or agreement. All contracts and agreements relating to the Business of the Company, whether or not performed by Purchaser as part of the Management Services pursuant to this Agreement, shall remain the Company's contracts and agreements during the Interim Period, and nothing in this Agreement shall in any way make Purchaser a party to any such contracts or agreements or be deemed to be an assumption by Purchaser of any of the obligations or liabilities under such contracts or agreements.

Section 5. Support Services. The Company agrees to provide all management and support services to Purchaser in connection with the ongoing operations of the Business in a manner consistent with the Company's provision of such services prior to the date of this Agreement, at all times during the term of this Agreement, at the reasonable request of Purchaser, including in areas of management, marketing, technical, production, distribution, and all other areas. The Company will cause all of its management and employees to perform their duties in cooperation with the Purchaser and to accept direction therefrom. During the Interim Period, GeneLink shall provide any one or more of the administrative services to the Company as noted in Appendix A: GeneLink Services for the fees disclosed therein, as, and to that extent, determined by Purchaser.

Section 6. Limitations on Power of Purchaser. Notwithstanding that Purchaser shall manage the operations of the Company's Business during the term of this Agreement, Purchaser shall not cause any of the following events to occur without the express approval of the GeneLink's Board of Directors through a duly authorized resolution: (a) change the business purpose of the Company; (b) sell any assets of the Company other than in the ordinary course of business; (c) pledge or encumber any of the assets of the Company; (d) liquidate the Business; (e) incur any indebtedness for borrowed money; (g) cause the Company to take any action in breach of its obligations under the Stock Purchase Agreement; (h) make any change in the compensation or benefits of any employees of the Company; (i) enter into any contract of a term greater than 1 year or exceeding $50,000 in value, or (j) otherwise take any action not in the ordinary course of business consistent with past practice.

Section 7. Company's Liabilities.

(a) Payment. As part of the Management Services, Purchaser will have the right to authorize and direct payments to be made by the Company to any of the Company's creditors to the extent necessary to conduct the Business.

(b) Employee Benefit Plans. Purchaser will have the right to authorize and make payments from the Company for each employee benefit plan of the Company, consistent with past practice.

    Section 8. Revenue and Expenses from Operations. During Interim Period, Purchaser shall be responsible for all expenses incurred by the Company and shall receive all revenues generated by the Company, it being understood that except as set forth in the Stock Purchase Agreement, Purchaser shall not be liable for any expenses incurred by the Company or the Business prior to the date of this Agreement and shall not be entitled to any revenues generated by the Company or the Business prior to the date of this Agreement (even if payment for such revenues are received during or after the Interim Period. In the event that Expenses of the Company exceed Revenues and additional funding is required for Interim Period operations of the Company, the Purchaser agrees to fund the shortfall through making unsecured loans to the Company. In the event the sale is not consummated, such loans will be forfeited and will not due or payable by the Company or GeneLink.

     Section 9. Limitation of Purchaser's Liability. Notwithstanding any other provision of this Agreement to the contrary and notwithstanding any provision of law to the contrary, Purchaser shall not be liable for any actions or omissions in the management and operation of the Business pursuant to this Agreement, unless such actions are in breach of any express obligation of Purchaser pursuant to this Agreement or not taken on the basis of Purchaser's good faith business judgment, and in no event shall Purchaser be liable for consequential or punitive damages.

  Section 10. Reporting; Access to Books and Records.

     (a) During the period commencing on the date hereof and ending on the Closing Date, the Company shall, upon reasonable notice, afford to the Purchaser and the Purchaser's counsel, accountants and other authorized representatives, full access to the employees, properties, customer lists, books and records of the Company. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the Purchaser shall request. Purchaser shall maintain all information received by it in the performance of its services hereunder in strict confidence and not disclose such information to any other person or entity or use such information for any purpose other than performing its obligations under this Agreement and consummating the Transaction.

     Section 11. Cooperation of the Parties. The Parties will, and will continue to, cooperate fully with each other, and will cause their respective accountants, counsel, consultants and other representatives to cooperate with each other.

Section 12. Termination. This Agreement shall terminate automatically and immediately upon the Closing of the Transaction. Either Party may immediately terminate this Agreement upon written notice in the event that the Stock Purchase Agreement is terminated. No termination of this Agreement for any reason will relieve any party hereto of any liability for any breaches of this Agreement occurring prior to such termination. In the event of a termination of this Agreement following a termination of the Stock Purchase Agreement, then a cash adjustment shall be made as of the termination date whereby the sum of cash and cash equivalents, accounts receivable, inventory, prepaid expenses and deposits, including credit card reserves less the Company's Liabilities (as defined in the Stock Purchase Agreement) is to equal Zero and 00/100 Dollars ($0) (the "Quick Assets"). To the extent that the Quick Assets are greater than zero (0) at the time of the date of termination, the surplus of such variance shall be the benefit of Purchaser and to the extent that the Quick Assets are less than zero (0) at the time of the date of termination, the deficit of such variance shall be the responsibility of Purchaser and Purchaser shall pay the Company such amount within five (5) business days. Any loans as described in Section 7 that are forfeited shall not be considered Company Liabilities for purposes of this calculation.

Section 13. Additional Conditions.

(a) From the date of this Agreement until the Closing, the Company and Purchaser will, among other things:

(i) not make any changes in the authorized, issued or outstanding capital stock of the Company, and not declare, set aside, pay or make any dividends on the capital stock of the Company;

(ii) not grant any rights, warrants or options relating to the capital stock of the Company, without the express written consent of the Parties;

(iii) not disclose or communicate to any person, or use for of any person, any secret, confidential or proprietary knowledge or with respect to the Company or the Business; and

(iv) keep each other informed of all material events and relevant to the Business and operations of the Company.

(b) From the date of this Agreement until the Closing, the Company shall, among other things:

(i) have the Purchaser approve all checks and vouchers in excess of $5,000;

(ii) not make any commitments for capital expenditures in excess of $5,000 without the prior approval of the Purchaser;

(iii) not make any expenditures or distributions to shareholders without the prior approval of the Purchaser;

(iv) except in the ordinary course of business, not make any payments or expenditures without the prior approval of the Purchaser; and

(v) except for normal weekly payroll and expense reimbursements in accordance with the Company's policy, not pay any bonuses or other payments to employees without the prior approval of the Purchaser.

Section 14. Insurance. Throughout the Interim Period, the Company shall cause to be kept in full force and effect all insurance policies for the Business, consistent with past practice, copies of which are attached hereto as Schedule 14.

Section 15. Indemnification.

(a) GeneLink and the Company, jointly and severally, shall indemnify the Purchaser and hold the Purchaser harmless from and against any and all liability, loss, claim, cost, expense or deficiency (including reasonable attorney's fees) arising out of any breach by GeneLink or the Company of any of their obligations under this Agreement.

(b) The Purchaser shall indemnify GeneLink and the Company, and hold GeneLink and the Company harmless from and against any and all liability, loss, claim, cost, expense or deficiency (including reasonable attorney's fees) arising out of any breach by the Purchaser of any of its obligations under this Agreement.

(c) Except with respect to any breach of Section 2 above, liability under this Section 15 shall not survive the Closing.

Section 16. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing (including facsimile transmission) and mailed (by certified mail, return receipt requested, postage prepaid), sent or delivered (personally or by overnight delivery service) addressed as follows:

If addressed to Purchaser:

Capsalus Corp.
2675 Paces Ferry Road
Atlanta, GA 30339
Attention:  Steven M. Grubner
    Interim Chief Executive Officer
E-Mail:  sgrubner@capsalus.com

Copy to:

Lowenstein Sandler, PC
65 Livingstone Avenue
Roseland, NJ  07068
Attention:  Steven B. Fuerst, Esquire
E-Mail:  sfuerst@lowenstein.com

And if addressed to the Company:

GeneLink, Inc.
317 Wekiva Springs Road
Suite 200
Longwood, FL  32779
Attention:  Bernard L. Kasten, Jr., M.D.
    Chief Executive Officer
E-Mail:  bkasten@genelinkbio.com

Copy to:

Fox Rothschild LLP
2000 Market Street, 20th Floor
Philadelphia, PA 19103
Attention:  Bradley S. Rodos, Esquire
E-Mail:  brodos@foxrothschild.com

or to such other address as the Parties may give notice by like means. All notices and communications mailed by facsimile, electronic mail, overnight mail or by certified mail, return receipt requested, postage prepaid shall be effective three (3) days after deposit in the United States Mail. All notices and communications, if not mailed, shall be effective upon the earlier of (a) actual receipt by the addressee if personally delivered, (b) confirmation of a successful transmission if sent by fax or electronic mail and a confirming copy of the transmission also is sent to the addressee by overnight delivery service on the date of transmission, or (c) with respect to delivery by overnight delivery service, the day following deposit with such service, if delivery on such day by such service is confirmed with the service.

Section 17. No Joint Venture. This Agreement does not constitute Purchaser as the agent or legal representative of the Company, or the Company as the agent or legal representative of Purchaser, for any purpose whatsoever. No joint venture or partnership between the Parties hereto is intended or shall be inferred.

Section 18. Non-Assignability. Neither party may assign any of its rights, duties or obligations under this Agreement to any third party except as provided herein, or with the prior written consent of the other.

Section 19. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in the federal or state courts in and for New York County, New York. The parties hereto hereby accept the exclusive jurisdictions of such courts for the purpose of any such action or proceeding. Each of the parties hereto hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid at its address set forth herein.

Section 20. Integration: Waiver. This Agreement and the Stock Purchase Agreement constitutes and represents the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous discussions or agreements related thereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    Section 21. Other Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

    Section 22. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms or provisions to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

    Section 23. Headings. Headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

    Section 24. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which when taken together constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

CAPSALUS CORP.

By:	/s/ Steven M. Grubner
Name: Steven M. Grubner
Title: Interim Chief Executive Officer

GENELINK, INC.

By:	/s/ Bernard L. Kasten, Jr., M.D.
Name: Bernard L. Kasten, Jr., M.D.
Title: Chief Executive Officer

GENEWIZE LIFE SCIENCES, INC.

By:	/s/ Sharon M. Tahaney
Name: Sharon M. Tahaney
Title: President

APPENDIX A

GENELINK-PROVIDED ADMINISTRATIVE SERVICES

GeneLink will provide services as listed below. The services and monthly pricing noted constitute an initial pricing for the first month. Services thereafter may be rendered in whole or in part as the Company is able to provide on its own. Partial service reductions will result in commensurate cost reductions to be determined by good faith negotiation and mutual consent. The parties agree to meet monthly to discuss the nature and level of services required for each succeeding month, and adjust fees accordingly.

Bookkeeping Support:
·	Bill paying/accounts payable
·	Corporate credit card management
·	Payroll
·	Basic accounting and reconciliations
·	Merchant services (credit card) management
·	Commission disbursements

Bookkeeping Services:  $2,500/month

Financial, Accounting and Reporting Support:
·	Executive financial and accounting support
·	Sales reporting
·	Financial management reporting

Financial and Reporting Support:  $5,000/month

Computer/IT Support:
·	Desktop support services of GeneWize desktop and laptop computers
·	Technical supervision and support of third party website and hosted solution providers
·	Network, email, telecommunications and file server support

Computer/IT Support Services:  $4,000/month

Affiliate Compliance Support:
·	Provide initial point of contact for affiliate compliance issues
·	Initiate compliance investigations
·	Assist in managing any third-party compliance involvement
·	Work with GeneWize management on Compliance actions
·	Draft any necessary affiliate compliance notifications

Affiliate Compliance Services:  $5,000/month

Operations Support:
·	Fulfillment, shipping and order expediting
·	GeneWize materials purchasing and inventory management
·	Exigo/Solution X systems training and support

Operations Support:  $3,500/month

SCHEDULE 14

INSURANCE

The following is a list of all insurance policies, which will terminate upon consummation of the Stock Purchase Agreement.

Property	Travelers Property Casualty Company of America	$10,000
Professional Liability & General Liability	Landmark American Insurance Company	$5,000,000 General Aggregate $1,000,000 per claim
Hired & non-Owned Automobile Liability	Republic-vanguard Insurance Company	$1,000,000
Directors & Officers Liability	Liberty Insurance Underwriters, Inc.	$5,000,000 per claim & Aggregate